Exhibit 99.1(b)

CNF INC.
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(Dollars in thousands)

                                             Nine Months Ended
                                                September 30,
                                            2002            2001
                                         ----------      ----------
Combined Fixed Charges and Preferred
    Stock Dividends:
        Interest Expense                   $17,336         $21,635
        Capitalized Interest                   398             697
        Amortization of Debt Expense           990             772
        Dividend Requirement on Series B
           Preferred Stock [1]               7,772           7,970
        Dividend Requirement on Preferred
           Securities of Subsidiary Trust    4,689           4,689
        Interest Component of
           Rental Expense [2]               25,395          37,197
                                         ----------      ----------
                                           $56,580         $72,960
                                         ----------      ----------

Earnings (Loss):
    Income (Loss) from Continuing
       Operations before Taxes            $102,949       $(346,947)
    Fixed Charges                           56,580          72,960
    Capitalized Interest                      (398)           (697)
    Preferred Dividend Requirements [3]     (7,772)         (7,970)
                                         ----------      ----------
                                          $151,359       $(282,654)
                                         ----------      ----------

Ratio of Earnings (Loss) to Combined
    Fixed Charges and Preferred Stock
    Dividends:                                 2.7x          (3.9)x
                                         ==========      ==========

Deficiency in the coverage of Fixed
    Charges by Earnings (Loss) before
    Fixed Charges                         $     -        $(355,614)
                                         ==========      ==========


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2] Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not included in the determination of Income (Loss) from Continuing Operations before Taxes.